UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2024
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Blackstone Private Credit Fund
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	814-01358 (Commission File Number)	84-7071531 (I.R.S. Employer Identification No.)
345 Park Avenue, 31st Floor New York, New York 10154
(Address of principal executive offices and zip code)
(212) 503-2100
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.02 - Unregistered Sale of Equity Securities.
As of June 1, 2024, Blackstone Private Credit Fund (the “Fund”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on June 20, 2024) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of June 1, 2024 (number of shares finalized on June 20, 2024)	10,538,487	$269,258,351

Item 7.01 - Regulation FD Disclosure.
June 2024 Distributions
On June 20, 2024, the Fund declared regular distributions for each class of its common shares of beneficial interest (the “Shares”) in the amounts per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distributions
Class I Common Shares	$0.2200	$0.0000	$0.2200
Class S Common Shares	$0.2200	$0.0181	$0.2019
Class D Common Shares	$0.2200	$0.0053	$0.2147
The distributions for each class of Shares are payable to shareholders of record as of the open of business on June 30, 2024 and will be paid on or about July 24, 2024.
These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.
Recent Blackstone Credit & Insurance Transaction Highlights 1
In May 2024, Blackstone Credit & Insurance served as the lead lender and committed to provide $1.15 billion of a $2.65 billion senior secured credit facility across a $2.1 billion unitranche term loan, $300 million delayed draw term loan, and $250 million revolver to Squarespace. Squarespace operates an online website building platform that helps entrepreneurs and small to medium-sized businesses establish and scale their online presence.
In May 2024, Blackstone Credit & Insurance led a financing package to support the recapitalization and partial sale of RedSail Technologies. RedSail Technologies provides enterprise pharmacy software to support regional, independent, hospital outpatient, and long-term care pharmacies.
In June 2024, Blackstone Credit & Insurance served as a lead lender and provided $450 million of a greater than $1.0 billion financing package to support the investment in Baker Tilly by Hellman & Friedman. Baker Tilly is a top 10 advisory CPA firm in the United States, providing clients with tax, assurance and advisory services.
In June 2024, Blackstone Credit & Insurance served as a lead arranger and committed to provide $475 million of a $3.2 billion financing package, which consists of a $2.4 billion unitranche term loan, $500 million delayed draw term loan and $300 million revolver to support the take-private of PowerSchool by Bain Capital. PowerSchool is a provider of software for the education industry, with a focus on the K-12 segment.
1 The information provided, including dollar amounts, represents the aggregated investment of all participating Blackstone Credit & Insurance vehicles, including the Fund. The final dollar amount of the Fund’s portion of the investment will be determined and disclosed in the Fund’s future periodic reports.

Item 8.01 - Other Events.
Net Asset Value
The net asset value (“NAV”) per share of each class of the Fund as of May 31, 2024, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of May 31, 2024
Class I Common Shares	$25.55
Class S Common Shares	$25.55
Class D Common Shares	$25.55
As of May 31, 2024, the Fund’s aggregate NAV was approximately $33.5 billion, the fair value of its investment portfolio was approximately $55.3 billion, and it had approximately $23.5 billion of debt outstanding (at principal). The average debt-to-equity leverage ratio during May 2024 was approximately 0.71 times. As of May 31, 2024, the Fund had approximately $34.2 billion in committed debt capacity, with 88% in floating rate leverage, of which 64% is secured, and 12% in fixed rate leverage, of which 94% is unsecured, based on drawn amounts.2 The Fund’s leverage sources are in the form of a corporate revolver (7%), asset-based credit facilities (33%), unsecured bonds (43%), and collateralized loan obligation (CLO) notes (17%) based on drawn amounts.
Status of Offering
The Fund is currently publicly offering on a continuous basis up to $45.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing, reflective of transfers between share classes. The table below does not include Shares sold through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	422,160,934	$10.7	billion
Class S Common Shares	439,654,327	$11.2	billion
Class D Common Shares	19,130,825	$0.5	billion
Private Offering:
Class I Common Shares	592,431,552	$15.1	billion
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering*	1,473,377,638	$37.5	billion
*Amounts may not sum due to rounding

2 Certain Notes are classified for the purposes of this filing as floating rate as a result of the Fund entering into interest rate swaps to effectively swap fixed notes payments for floating rate payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date:	June 21, 2024	By:	/s/ Oran Ebel
		Name:	Oran Ebel
		Title:	Chief Legal Officer and Secretary